Exhibit 5.1
June 19, 2006

Trico Marine Services, Inc.
2401 Fountainview,
Houston, Texas77057

Gentlemen:

We have acted as counsel for Trico Marine Services, Inc., a Delaware corporation (the “Registrant”), with respect to certain legal matters in connection with the registration by the Registrant under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 750,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), for issuance under the Trico Marine Services, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Stock Incentive Plan”). The shares of Common Stock that are to be issued pursuant to the Stock Incentive Plan are referred to herein as the “Shares.”

In connection with the foregoing, we have examined or are familiar with: (i) the Registrant’s Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on March 15, 2005; (ii) the Registrant’s Third Amended and Restated Bylaws; (iii) the Stock Incentive Plan; (iv) the corporate proceedings with respect to the registration of the Common Stock; (v) the corporate proceedings with respect to the adoption of the Stock Incentive Plan; (vi) the Registration Statement on Form S-8 filed in connection with the registration of the Common Stock (the “Registration Statement”) and (vii) such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that when the Shares have been issued by the Registrant and delivered in accordance with the provisions of the Stock Incentive Plan, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware.  For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                                                                                            Very truly yours,
                                                                                                            /s/ VINSON & ELKINS L.L.P.